UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2007

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On October 2, 2007, Alion Science and Technology Corporation ("Alion" or the "Company") filed a current report on Form 8-K to report the sale on September 30, 2007, of approximately $6.7 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Trust"). The Company sold approximately 166,728 shares to the Trust at $40.05 per share for aggregate proceeds of approximately $6.7 million. The Company issued approximately 117,576 additional shares to the Trust, at an average price per share of $40.05 as a contribution to the employee stock ownership plan ("ESOP") component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the "KSOP"). The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

State Street Bank and Trust Company, the trustee of the KSOP (the "Trustee"), retained an independent third-party valuation firm to assist it in establishing a value for the Company’s common stock as of September 30, 2007. In its analysis, the valuation firm used public company market multiple analysis, transaction values and multiples for acquired companies similar to Alion and discounted cash flow analysis. The Trustee determined an offering price of $40.05 per share for Alion’s common stock as of September 30, 2007. The $40.05 per share price will remain in effect until March 31, 2008, the next scheduled valuation date at the end of the Company’s standard six-month valuation period.

Among key factors contributing to the Trustee’s decision to select $40.05 as the price per share were: revenues for the twelve months ended September 30, 2007 were substantially the same as revenues for the twelve months ended March 31, 2007, lower than forecasted revenue and EBITDA for the twelve months ended September 30, 2007 and a reduction in the projected financial performance of the Company. The independent third-party valuation firm prepared a written report, exclusively for the Trustee’s use in its administration and operation of the ESOP component of the KSOP. The report contains procedures, analyses and opinions as to a range of equity values for the Company’s common stock. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between the valuation firm, the Trustee and the Company. The independent third-party valuation firm relied upon the accuracy and completeness of the information it reviewed, including financial projections prepared by the Company’s management. There is no assurance that any other financial adviser the Trustee might choose would utilize the same processes and methods in connection with future valuations of Alion common stock or that such advisor(s) would reach conclusions similar to those contained in the current report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

November 19, 2007	By:	John M. Hughes

Name: John M. Hughes
Title: Chief Financial Officer